Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5040
Fax: 978.455.3251

CSP Inc. Reports Second-Quarter Fiscal 2017 Financial Results
Lowell, MA, May 24, 2017 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the second quarter of fiscal 2017 ended March 31, 2017.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record June 1, 2017 payable June 15, 2017.

Management Comments
“We are pleased to say that the second quarter results continue to demonstrate positive progress on our growth strategy,” said Chief Executive Officer Victor Dellovo. “Cross-selling efforts between our Technology Solution geographies, as well as across High Performance Products and Technology Solutions continue to gain traction. Our managed services pipeline, in the U.S. and Europe, is growing, and we are taking actions to capitalize on the rapidly growing global security market. From a financial perspective, second-quarter sales were down 6.7%, primarily due to the timing of shipments at our U.S. business in the Technology Solutions division. However, year over year growth was achieved across our U.K. and Germany Technology Solutions businesses.

“In High Performance Products, product development is focused on solutions to assist companies in the protection of their most critical business data, as well as rapid incident response as a result of a cyber-attack. Our recently announced Myricom nVoy Solutions have received positive feedback from customers and industry analysts. In addition, our next-generation security products are already receiving accolades, which include CSPi’s selection as an Innovative Security Provider by Leading Lights. To support our increased focus on security, we are executing on initiatives in engineering, marketing and sales to strengthen HPP positioning as a security solutions provider. We received royalty revenues from two E-2D planes in the second quarter, and our expectation is to receive royalties from two planes in Q3 and one additional plane in the fourth quarter.

“In Technology Solutions, strong performance in Germany and the U.K., was more than offset by weakness in the U.S. While timing of shipments affected revenues in the U.S., our managed services pipeline remains robust, we are closing managed services deals at a greater frequency and the recurring revenue stream is increasing. There is also great interest in the Myricom nVoy Solutions as part of our security managed service offerings. We are continuing to hire engineers in the U.S. to support future growth.

“Looking forward, we are expecting solid performance in the third quarter on both the top and bottom lines given our backlog in both divisions and our cost-control efforts. Longer term, we are making very good progress against our strategic initiatives and are positioning CSPi to capitalize on many growth opportunities,” concluded Dellovo.

Exhibit 99.1

Financial Results
For the second quarter of fiscal 2017, revenue was $25.3 million compared with $27.1 million in the second quarter a year ago.

Gross margin for the second quarter of fiscal 2017 decreased to 22.5% from 23.3% for the prior-year period due to the reduction in margin on the Technology Solutions business from lower product margins.

Net income for the second quarter of fiscal 2017 was $428,000, or $0.11 per diluted share, compared with net income of $503,000, or $0.13 per diluted share, in the second quarter of fiscal 2016.

Cash and short-term investments decreased to $11.0 million at the end of the second quarter of fiscal 2017 from $13.1 million at year end primarily due to increased accounts receivable at the end of the quarter with extended terms combined with other changes in working capital.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 9:00 a.m. (ET) Tomorrow (May 25) to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1670. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to that we expect to receive royalties from two planes in Q3 and one additional plane in the fourth quarter and expecting solid performance in the third quarter on both the top and bottom lines given our backlog in both divisions and our cost-control efforts. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2017	September 30, 2016
Assets
Current assets:
Cash and short-term investments	$11,038	$13,103
Accounts receivable, net	24,318	19,564
Inventories	6,489	5,580
Deferred costs	1,718	635
Other current assets	2,766	2,917
Total current assets	46,329	41,799
Property, equipment and improvements, net	1,553	1,680
Other assets	5,315	5,228
Total assets	$53,197	$48,707

Liabilities and Shareholders’ Equity
Current liabilities	$22,396	$17,383
Pension and retirement plans	12,977	13,441
Non-current liabilities	225	228
Shareholders’ equity	17,599	17,655
Total liabilities and shareholders’ equity	$53,197	$48,707

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three months ended,		Six months ended,
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Sales:
Product	$18,684	$20,972	$33,322	$37,975
Services	6,632	6,167	11,910	12,840
Total sales	25,316	27,139	45,232	50,815

Cost of Sales:
Product	15,878	17,054	28,103	31,290
Services	3,743	3,752	6,982	8,002
Total cost of sales	19,621	20,806	35,085	39,292

Gross profit	5,695	6,333	10,147	11,523

Operating expenses:
Engineering and development	573	790	1,169	1,589
Selling, general & administrative	4,500	4,665	8,458	8,713
Total operating expenses	5,073	5,455	9,627	10,302

Operating income	622	878	520	1,221

Other income (expense), net	17	(117)	61	(89)

Income before income taxes	639	761	581	1,132
Income tax expense	211	258	196	346

Net income	$428	$503	$385	$786

Net income attributable to common stockholders	$410	$480	$357	$756

Income per share - basic	$0.11	$0.13	$0.10	$0.21
Weighted average shares outstanding - basic	3,724	3,609	3,697	3,589

Income per share - diluted	$0.11	$0.13	$0.09	$0.20
Weighted average shares outstanding - diluted	3,847	3,730	3,807	3,728